Exhibit 21.1

Subsidiaries of TCW Direct Lending LLC

Name	Jurisdiction
TCW DL VI Funding I, LLC	Delaware
TCW DL CTH LLC	Delaware
Precision Products Machining Group, LLC	Delaware